Exhibit 10.1

                                Legal Description


                      TARRAGON SOUTH
                   Development Corp.

 200 East Las Olas Blvd., Suite 1660
      Fort Lauderdale, Florida 33301
    954,712.2755 o Fax: 954.712.1255

                                 August 29, 2005

AGU Entertainment Corp.
3200 West Oakland Park Boulevard
Lauderdale Lakes, Florida 33311
Attention:  Mr. David Levy

      Re: Agreement for Purchase and Sale, dated as of August 29, 2005, between AGU Entertainment Corp., a Delaware corporation, as seller ("Seller"), and Tarragon South Development Corp., a Nevada corporation, as buyer ("Buyer")

Dear Ladies and Gentlemen:

      Reference is made to the captioned agreement (the "Agreement"). Pursuant to the Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller certain property located in Lauderdale Lakes, Broward County, Florida, located at 3200 West Oakland Park Boulevard, Lauderdale Lakes, Florida, and as more particularly described therein (the "Property"). Any capitalized term set forth in the Agreement and not otherwise defined in this Side Letter Agreement Regarding Buyer Financing (this "Letter Agreement") shall have meaning ascribed to such term in the Agreement.

      Notwithstanding anything contained in the Agreement to the contrary, Buyer agrees to the following:

      1. Buyer agrees to make a loan (the "Buyer Loan") to Seller in the aggregate principal amount of $2,500,000.00 (the "Aggregate Loan Amount"), to be advanced to Buyer as follows: (a) one tranche in the aggregate amount of $750,000 to be released from escrow upon satisfaction of the conditions applicable thereto (the "First Tranche"), (b) a second tranche in the aggregate amount of no more than $750,000.00 to be advanced, subject to the terms of the Buyer Loan Documents (as defined herein), no later than October 1, 2005, and (c) a third tranche in the aggregate amount of no more than $1,000,000.00 to be advanced, subject to the tents of the Buyer Loan Documents, no later than November 1, 2005. Notwithstanding anything contained in this Section 1 to the contrary, such advances of the Aggregate Loan Amount shall be advanced if and only if each of the conditions to advances set forth in Section 4 of this letter are satisfied to Buyer's reasonable satisfaction in all respects. Buyer agrees that the form of the loan documents evidencing the Buyer Loan (collectively, the "Buyer Loan Documents") shall be substantially in the form of the Senior Loan Documents (as defined herein), subject to reasonable changes as may be necessary to accurately document the Buyer Loan as Buyer shall deem necessary.

      2. The Aggregate Loan Amount shall accrue interest on the basis of a 360 day year at an interest rate per annum equal to six and one-half percent (6.5%). Interest shall be due and payable monthly, provided, however, in the event that no Event of Default (as shall be defined in the Buyer Loan Documents) shall exist, interest shall be deferred and paid upon the maturity of the Loan. The Loan shall mature no later than a date that is the earlier to occur of (x) the date of the Closing and (y) December 23, 2005.

      3. The Loan shall be seem-ed by a mortgage encumbering the Property and any other tangible and intangible property owned by Seller. Buyer understands, acknowledges and agrees that such mortgage and any other liens shall be in third position and agrees to enter into reasonable and customary intercreditor agreements with respect to the two mortgages that hold mortgages senior to Buyer's mortgage. Such senior mortgages and any and all other documents executed in connection therewith are referred to herein as the "Senior Loan Documents".

      4. The conditions to the advancing of the Aggregate Loan Amount shall be as follows: (a) payment by Seller of all costs associated with the Buyer Loan (which costs may be payable from proceeds of the Aggregate Loan Amount to the extent then available to be advanced), including, without limitation, payment of recording charges, documentary stamp taxes, intangible taxes, title insurance, survey costs and any and all other costs and expenses associated with the Buyer Loan, (b) absences of defaults, (c) Buyer's receipt of title insurance insuring the lien of Buyer's mortgage subject only to those exceptions as are acceptable to Buyer, (d) receipt of an ALTA survey of the Property certified to, among others, Buyer, (e) receipt of insurance for the Property (casualty, liability and any other as may be reasonably required) naming Buyer as an additional insured and in amounts and from companies as are reasonably acceptable to Buyer, (0 receipt of documentation evidencing the authority of Seller to execute the Buyer Loan Documents and enter into the Buyer Loan transaction, including, an opinion of counsel as to the same and as to the enforceability of the Buyer Loan Documents, and (g) any other condition as may be reasonable and customary.

      In the event that you are in agreement with the foregoing terms, please acknowledge the same in the space where set forth below so that the parties hereto can commence the efforts necessary to timely arrange for the advance of the First Tranche.

                           Very truly yours,

                          TARRAGON SOUTH DEVELOPMENT CORP., a Nevada Corporation

                          By:   /s/ Marcy H. Kammerman
                             ---------------------------------------------------
                                Name: Marcy H. Kammerman
                                Title:  EVP

ACKNOWLEDGED AND AGREED:

AGU ENTERTAINMENT CORP., a Delaware corporation

By: /s/ David C. Levy
    -----------------------------
       Name: David C. Levy
       Title: President